Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Third-Quarter Results

•	Reports Adjusted EBITDA[1] of $233 million and Adjusted Earnings[2] of $0.21 per diluted share

•	Reports Realized Pricing of $101 Per Ton in U.S. Iron Ore in Q3 2014

•	Cash Cost Per Ton Rate Improves Across All Business Segments Compared to Q2 2014

•	Reports Net Debt Reduction of $100 Million Dollars from Q2 2014

CLEVELAND—Oct. 27, 2014—Cliffs Natural Resources Inc. (NYSE: CLF) today reported third-quarter results for the period ended Sept. 30, 2014. Consolidated revenues of $1.3 billion decreased $248 million, or 16 percent, from the prior year's third quarter. The lower revenues were primarily driven by a 32 percent reduction in market pricing for iron ore and a 17 percent reduction in market pricing for metallurgical coal. Cost of goods sold decreased by 2 percent to $1.2 billion, primarily driven by the idling of the Wabush Scully mine and the positive results of operational efficiencies and cost-cutting efforts achieved across all business units, partially offset by increased sales volumes. For the third quarter of 2014, Cliffs recorded a net loss attributable to Cliffs' common shareholders of $5.9 billion, or $38.49 per diluted share, compared with a net income attributable to Cliffs' common shareholders of $104 million, or $0.66 per diluted share, in the third quarter of 2013. Excluding impairment charges and other items, Cliffs reported third-quarter adjusted net income2 of $33 million, or $0.21 per diluted share, compared to an adjusted net income2 of $144 million, or $0.88 per diluted share, in the prior-year quarter.

For the third quarter, adjusted EBITDA1 was $233 million, a 45 percent decrease from the prior-year quarter, primarily due to lower revenues that were driven by significantly decreased market pricing for iron ore and metallurgical coal.

The following table provides a summary of adjusted EBITDA1 by operating segment:

	Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Bloom Lake Mine	Asia Pacific Iron Ore	North American Coal	Corporate/Other	Total
Q3 2014 Adjusted EBITDA[1] (in millions)	$248.7	$(33.2)	$46.1	$6.1	$(34.4)	$233.3
YTD 2014 Adjusted EBITDA[1] (in millions)	$556.1	$(49.3)	$234.5	$(32.2)	$(126.2)	$582.9
NOTE: All activity for Wabush Mine has been excluded in the Adjusted EBITDA[1] calculation.

Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, "The core of our business, United States Iron Ore, demonstrated remarkable strength in the third quarter as it continues to generate more EBITDA than the Company on a consolidated basis. Additionally, our USIO and APIO businesses generated a combined $295 million in Adjusted EBITDA." Mr. Goncalves added, "Despite continued cost cutting progress at Bloom Lake, Phase I is not feasible. By the end of this year, we will have a solution for Bloom Lake.”

Cliffs' third-quarter 2014 SG&A expenses were $63 million and included $24 million in proxy contest, change in control and severance-related costs during the quarter. Excluding these items and a $10 million litigation judgment that occurred in the third quarter of 2013, third-quarter 2014 SG&A expenses decreased $14 million, or 26 percent, when compared to the year-ago quarter.

During the third quarter of 2014, miscellaneous - net expense increased to $54 million and included $64 million in Wabush-related expenses, primarily associated with the cancellation of the Mine's rail contract and the costs incurred to idle the facilities. Miscellaneous - net expense also included a $15 million penalty incurred from a minimum tonnage rail shipment contract not being met as a result of the suspension of the Phase II expansion of Bloom Lake mine. This was partially offset by a favorable impact of $26 million related to foreign currency exchange re-measurements.

As previously announced, during the third quarter of 2014, Cliffs recorded after-tax non-cash impairment charges attributable to Cliffs' shareholders of approximately $5.7 billion during the quarter, which included $4.5 billion related to Bloom Lake mine long-lived assets, $28 million related to Wabush long-lived assets, $390 million related to Asia Pacific Iron Ore goodwill and long-lived assets, and $539 million related to North American Coal long-lived assets. The remaining $254 million was attributable to impairments of the Chromite Ring of Fire long-lived assets.

Third-quarter 2014 results included an income tax benefit of $921 million versus an expense of $66 million reported in the previous year's comparable quarter. The large tax benefit during the third quarter is attributable to the previously announced impairment charges, partially offset by the recording of valuation allowances of $144 million for certain deferred tax assets in Canada and Australia.  The realization of these deferred tax assets, comprised mainly of current year operating losses, was due to the Company’s revised outlook for long-term pricing trends and the market conditions for seaborne iron ore and metallurgical coal.

In October, Cliffs amended its revolving credit facility with its syndicate of banking partners. The amended terms remove the current maximum balance sheet leverage ratio of debt to capitalization of less than 45 percent, which was a covenant introduced in June 2014, and replaces that covenant with a maximum leverage ratio covenant of secured debt to EBITDA that is not to exceed 3.5 times. In addition, the interest coverage ratio requirement will be reduced from 3.5 times to 2.0 times upon satisfaction of certain collateral requirements. The amendment also reduces the size of the existing unsecured facility from $1.250 billion to $1.125 billion and includes a security agreement.

U.S. Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Volumes - In Thousands of Long Tons
Total sales volume	6,848	6,285	14,022	15,095
Total production volume	5,814	5,176	16,256	14,777
Sales Margin - In Millions
Revenues from product sales and services	$767.4	$782.4	$1,643.3	$1,894.2
Cost of goods sold and operating expenses	547.9	508.9	1,181.6	1,247.1
Sales margin	$219.5	$273.5	$461.7	$647.1
Sales Margin - Per Long Ton
Revenues from product sales and services*	$100.70	$112.67	$104.27	$113.23
Cash production cost[3]	58.53	62.53	66.00	65.69
Non-production cash cost[3]	6.34	2.28	(0.45)	(0.78)
Cash cost[3]	64.87	64.81	65.55	64.91
Depreciation, depletion and amortization	3.78	4.34	5.79	5.45
Cost of goods sold and operating expenses*	68.65	69.15	71.34	70.36
Sales margin	$32.05	$43.52	$32.93	$42.87

* Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.

U.S. Iron Ore pellet sales volume was 6.8 million tons, compared with 6.3 million tons in the third quarter of 2013. The increase was primarily driven by a customer with an additional contract in 2014 and higher shipments to customers that had been heavily affected by the freeze on the Great Lakes in the first quarter of 2014.

Eastern Canadian Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Volumes - In Thousands of Metric Tons
Total sales volume	2,276	2,595	5,872	6,387
Total production volume	1,536	2,198	4,848	6,329
Sales Margin - In Millions
Revenues from product sales and services	$148.0	$284.2	$480.3	$743.4
Cost of goods sold and operating expenses	224.8	306.2	645.3	795.7
Sales margin	$(76.8)	$(22.0)	$(165.0)	$(52.3)
Sales Margin - Per Metric Ton - Bloom Lake only*
Revenues from product sales and services	$70.91	$106.58	$86.27	$112.78
Cash production cost[3]	74.46	89.71	80.95	86.52
Non-production cash cost[3]	7.25	3.57	4.93	3.29
Cash cost[3]	81.71	93.28	85.88	89.81
Depreciation, depletion and amortization	24.59	28.02	23.77	24.84
Cost of goods sold and operating expenses	106.30	121.30	109.65	114.65
Sales margin	$(35.39)	$(14.72)	$(23.38)	$(1.87)

* As a result of the Wabush mine idle, all revenue and cost activity related to the Wabush mine has been excluded from the Per Ton Information above. Per Ton Information relates to Bloom Lake mine only.

Eastern Canadian Iron Ore sales volume was 2.3 million tons, a decrease of 12 percent versus the prior year's quarter. The segment's sales volume decrease was primarily driven by reduced shipments from Wabush Mine, which was idled in the first quarter of 2014. The total shipments included 1.6 million tons from Bloom Lake mine, a 15 percent increase from the prior year quarter, mainly attributable to improved production rates. Wabush shipped 700,000 tons in the third quarter, compared to 1.2 million tons in the prior-year quarter.

Asia Pacific Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Volumes - In Thousands of Metric Tons
Total sales volume	3,075	2,771	8,616	8,065
Total production volume	2,789	2,798	8,310	8,386
Sales Margin - In Millions
Revenues from product sales and services	$212.3	$301.7	$699.6	$899.5
Cost of goods sold and operating expenses	203.2	202.7	588.2	644.2
Sales margin	$9.1	$99.0	$111.4	$255.3
Sales Margin - Per Metric Ton
Revenues from product sales and services	$69.04	$108.88	$81.20	$111.53
Cash production cost[3]	52.01	52.32	51.07	57.41
Non-production cash cost[3]	0.35	7.12	2.85	8.07
Cash cost[3]	52.36	59.44	53.92	65.48
Depreciation, depletion and amortization	13.72	13.71	14.35	14.40
Cost of goods sold and operating expenses	66.08	73.15	68.27	79.88
Sales margin	$2.96	$35.73	$12.93	$31.65

Third-quarter 2014 Asia Pacific Iron Ore sales volume increased 11 percent to 3.1 million tons, from 2.8 million tons in 2013’s third quarter. The increase was attributed to rail and vessel timing.

North American Coal

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Volumes - In Thousands of Short Tons
Total sales volume	1,861	1,623	5,469	5,497
Total production volume	1,910	2,077	5,496	5,536
Sales Margin - In Millions
Revenues from product sales and services	$170.5	$178.3	$515.8	$638.5
Cost of goods sold and operating expenses	194.8	180.1	641.2	631.9
Sales margin	$(24.3)	$(1.8)	$(125.4)	$6.6
Sales Margin - Per Short Ton
Revenues from product sales and services*	$75.71	$98.95	$78.31	$104.91
Cash production cost[3]	67.76	63.41	72.85	73.29
Non-production cash cost[3]	4.73	12.75	11.53	12.28
Cash cost[3]	72.49	76.16	84.38	85.57
Depreciation, depletion and amortization	16.28	23.91	16.86	18.14
Cost of goods sold and operating expenses*	88.77	100.07	101.24	103.71
Sales margin	$(13.06)	$(1.12)	$(22.93)	$1.20

* Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.

For the third quarter of 2014, North American Coal sales volume was 1.9 million tons, a 15 percent increase from 1.6 million tons sold in the prior year's comparable quarter. The increase was primarily driven by increased low-volatile export sales and additional spot sales, higher thermal sales related to a new contract and increased high-volatile sales as a result of new export relationships.

Cash Flow and Liquidity
At the end of third-quarter 2014, Cliffs had long-term debt of $3.0 billion with no drawings on its revolving credit facility. This compares to $3.3 billion of long-term debt including $275 million drawn on the revolver at the end of the second quarter of 2014. This also compares to $3.3 billion of long-term debt including $380 million drawn on the revolver at the end of the third quarter of 2013. On Sept. 30, 2014, Cliffs had $244 million of cash and cash equivalents, versus $360 million at the end of the second quarter of 2014 and $299 million at the end of the third quarter of 2013.

The Company decreased its third-quarter 2014 capital spending by $172 million, or 71 percent, to $69 million, mainly attributable to the suspension of expansion capital at Bloom Lake mine. Cliffs also reported depreciation, depletion and amortization of $144 million in the third quarter of 2014.

Outlook
Cliffs expects economic growth in the U.S. to continue through the remainder of 2014. Despite the unanticipated first-quarter 2014 contraction in GDP, the significant GDP growth experienced in the second quarter marked a return of the U.S. economy to its prior upward trajectory. Domestic steel production and the corresponding demand for steelmaking raw materials are expected to be supported directly by construction activity, energy extraction and motor vehicle production.

Due to the commodity pricing volatility for the products that Cliffs sells and for the purpose of providing a full-year outlook, Cliffs will utilize a price of $80 per ton 62 percent Fe seaborne iron ore fines (C.F.R. China), as a base price assumption for the fourth quarter when providing its full-year 2014 revenues-per-ton sensitivities for the Company's iron ore business segments. With $80 per ton as a base price assumption for the fourth quarter of 2014, combined with year-to-date sales, included in the table below are the expected full-year revenues-per-ton range for the Company's iron ore business segments and the per-ton sensitivity for each $10 per ton variance from the base price assumption in the fourth quarter.

2014 Full-Year Realized Revenue Sensitivity Summary (1)
	U.S. Iron Ore (2)	Bloom Lake Mine (3)	Asia Pacific Iron Ore (4)
Revenues Per Ton	$100 - $105	$80 - $85	$75 - $80
Sensitivity Per Ton (+/- $10)	+/- $0	+/- $2	+/- $2

(1)	Based on year-to-date sales and a fourth-quarter 62% Fe seaborne iron ore fines price assumption (C.F.R. China) of $80.
(2)	U.S. Iron Ore tons are reported in long tons of pellets.
(3)	Bloom Lake mine tons are reported in metric tons of concentrate, F.O.B. Eastern Canada. Wabush tons were excluded from this guidance as a result of the idle.
(4)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines, F.O.B. the port.

The revenues-per-ton sensitivities consider various contract provisions and lag-year adjustments contained in certain supply agreements. Actual realized revenues per ton for the full year will depend on iron ore price changes, customer mix, freight rates, production input costs and/or steel prices (all factors contained in certain of Cliffs' supply agreements).

U.S. Iron Ore Outlook (Long Tons)
For 2014, the Company is maintaining its full-year sales and production volume expectation of 22 million tons of iron ore pellets.

Cliffs is maintaining its 2014 full-year U.S. Iron Ore pellet cash-cost-per-ton expectation of $65 - $70. The Company is maintaining its depreciation, depletion and amortization expectation of approximately $5 per ton.

In 2015, Cliffs expects to sell approximately 22 million tons of pellets from its U.S. Iron Ore business. Cliffs has also made the decision to discontinue exporting pellets through the St. Lawrence Seaway in 2015.

Eastern Canadian Iron Ore Outlook (Metric Tons, F.O.B. Eastern Canada)
For 2014, the Company's sales and production volume expectation for Bloom Lake mine is 6.5 million tons. The sales volume expectation does not include approximately 1 million tons from Wabush Mine.

The Company is maintaining its full-year 2014 cash-cost-per-ton expectation in Eastern Canadian Iron Ore of $80 - $85. The full-year cash-cost-per-ton expectation only includes Bloom Lake mine. Depreciation, depletion and amortization is expected to be approximately $19 per ton for full-year 2014.

Cliffs will not be providing 2015 sales tonnage guidance for Bloom Lake because a definitive decision on the future of this mine has not been made.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs is maintaining its full-year 2014 Asia Pacific Iron Ore expected sales and production volumes of approximately 11 million tons. The product mix is expected to contain 53 percent lump.

Cliffs is lowering its 2014 full-year Asia Pacific Iron Ore cash-cost-per-ton expectation to $50 - $55 from its previous expectation of $55 - $60. Depreciation, depletion and amortization is anticipated to be approximately $13 per ton for the full-year 2014.

In 2015, Cliffs expects to sell approximately 11 million tons from its Asia Pacific Iron Ore business, including 52 percent lump.

North American Coal Outlook (Short Tons, F.O.B. the mine)
The Company is maintaining its full-year 2014 North American Coal expected sales and production volumes of 7 million tons. Sales volume mix is anticipated to be approximately 70 percent low-volatile metallurgical coal and 20 percent high-volatile metallurgical coal, with thermal coal making up the remainder.

Cliffs is maintaining its full-year 2014 North American Coal revenues-per-ton outlook of $75 - $80. Cliffs has approximately 90 percent of its expected 2014 sales volume committed and priced at $78 per short ton at the mine.

Cliffs is lowering its North American Coal full-year cash cost expectation to $80 - $85 per ton, from its previous expectation of $85 - 90 per ton. Full-year 2014 depreciation, depletion and amortization is expected to be approximately $14 per ton.

In 2015, Cliffs expects to sell approximately 8 million tons from its North American Coal business, with approximately 70 percent low-volatile metallurgical coal and 20 percent high-volatile metallurgical coal, with a minor contribution of thermal coal making up the remainder.

The following table provides a summary of Cliffs’ 2014 guidance for its four business segments:

	2014 Outlook Summary
	U.S. Iron Ore (A)	Bloom Lake Mine (B)	Asia Pacific Iron Ore (C)	North American Coal (D)
Sales volume (million tons)	22	6.5	11	7
Production volume (million tons)	22	6.5	11	7
Cash cost per ton[3]	$65 - $70	$80 - $85	$50 - $55	$80 - $85
DD&A per ton	$5	$19	$13	$14

(A)	U.S. Iron Ore tons are reported in long tons of pellets.
(B)	Bloom Lake mine tons are reported in metric tons of concentrate, F.O.B. Eastern Canada. Wabush tons were excluded from this guidance as a result of the idle.
(C)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines, F.O.B. the port.
(D)	North American Coal tons are reported in short tons, F.O.B. the mine.

SG&A Expenses and Other Expectations
Cliffs is lowering its full-year 2014 SG&A expense expectation to approximately $165 million, from its previous expectation of $185 million, which excludes severance, change in control and proxy-contest-related costs of approximately $45 million. Cliffs is also lowering its full-year cash outflows expectation for exploration to $10 million, from its previous expectation of $15 million.

Consolidated full-year 2014 depreciation, depletion and amortization is expected to be approximately $485 million.

Capital Budget
Cliffs is expecting 2014 capital expenditures to be at the lower end of the previously reported guidance range of $275 to $325 million.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call tomorrow, October 28, 2014, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company. The Company is a major iron ore producer in the Great Lakes region and a significant producer of high-and low-volatile metallurgical coal in the U.S. Additionally, Cliffs operates iron ore mines in Eastern Canada and an iron mining complex in Western Australia. Driven by the core values of social, environmental and capital stewardship, Cliffs’ employees endeavor to provide all stakeholders operating and financial transparency. News releases and other information on the Company are available at: http://www.cliffsnaturalresources.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: our ability to resolve issues with respect to the Bloom Lake mine, including within the expected timeframe; trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our actual levels of capital spending; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies; our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the U.S. Securities and Exchange Commission (the "SEC"). The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.

MEDIA CONTACT:

Patricia Persico Director, Global Communications (216) 694-5316
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,190.8	$1,454.6	$3,070.3	$3,928.8
Freight and venture partners' cost reimbursements	107.4	92.0	268.7	246.8
	1,298.2	1,546.6	3,339.0	4,175.6
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,170.7)	(1,197.9)	(3,056.3)	(3,320.8)
SALES MARGIN	127.5	348.7	282.7	854.8
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(62.7)	(70.6)	(166.3)	(167.9)
Exploration costs	(1.1)	(10.6)	(8.7)	(45.9)
Impairment of goodwill and other long-lived assets	(7,769.1)	—	(7,773.1)	—
Miscellaneous - net	(53.7)	(43.5)	(156.1)	13.3
	(7,886.6)	(124.7)	(8,104.2)	(200.5)
OPERATING INCOME (LOSS)	(7,759.1)	224.0	(7,821.5)	654.3
OTHER INCOME (EXPENSE)
Interest expense, net	(47.4)	(44.7)	(134.9)	(134.5)
Other non-operating income (expense)	7.1	(1.2)	10.5	(2.9)
	(40.3)	(45.9)	(124.4)	(137.4)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	(7,799.4)	178.1	(7,945.9)	516.9
INCOME TAX BENEFIT (EXPENSE)	921.4	(65.7)	1,012.3	(69.0)
EQUITY LOSS FROM VENTURES, net of tax	(9.2)	(0.5)	(9.8)	(73.9)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(6,887.2)	111.9	(6,943.4)	374.0
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	2.0	—	2.0
NET INCOME (LOSS)	(6,887.2)	113.9	(6,943.4)	376.0
LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	1,007.6	3.3	1,004.4	(5.8)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(5,879.6)	$117.2	$(5,939.0)	$370.2
PREFERRED STOCK DIVIDENDS	(12.8)	(12.9)	(38.4)	(35.9)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(5,892.4)	$104.3	$(5,977.4)	$334.3

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$(38.49)	$0.67	$(39.05)	$2.20
Discontinued operations	—	0.01	—	0.01
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$(38.49)	$0.68	$(39.05)	$2.21
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$(38.49)	$0.65	$(39.05)	$2.13
Discontinued operations	—	0.01	—	0.01
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$(38.49)	$0.66	$(39.05)	$2.14
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	153,108	153,029	153,085	151,288
Diluted	153,108	178,459	153,085	172,624
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$0.44	$0.44	$1.32	$1.22
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.15	$0.45	$0.45

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$244.0	$335.5
Accounts receivable, net	166.2	270.0
Inventories	516.7	391.4
Supplies and other inventories	202.2	216.0
Income tax receivable	25.4	74.1
Other current assets	206.1	273.0
TOTAL CURRENT ASSETS	1,360.6	1,560.0
PROPERTY, PLANT AND EQUIPMENT, NET	3,207.9	11,153.4
OTHER ASSETS	242.7	408.5
TOTAL ASSETS	$4,811.2	$13,121.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$295.8	$345.5
Accrued expenses	325.5	392.7
Short-term debt and current portion of long-term debt	234.7	20.9
Other current liabilities	262.3	326.4
TOTAL CURRENT LIABILITIES	1,118.3	1,085.5
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	230.0	294.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	305.4	309.7
DEFERRED INCOME TAXES	26.0	1,146.5
LONG-TERM DEBT	3,012.5	3,022.6
OTHER LIABILITIES	296.3	379.3
TOTAL LIABILITIES	4,988.5	6,237.6
EQUITY
CLIFFS SHAREHOLDERS' EQUITY	30.7	6,069.5
NONCONTROLLING INTEREST	(208.0)	814.8
TOTAL EQUITY	(177.3)	6,884.3
TOTAL LIABILITIES AND EQUITY	$4,811.2	$13,121.9

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Nine Months Ended September 30,
	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$(6,943.4)	$376.0
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	430.4	438.0
Impairment of goodwill and other long-lived assets	7,773.1	—
Deferred income taxes	(1,080.7)	(39.5)
Other	(22.6)	3.8
Changes in operating assets and liabilities:
Receivables and other assets	98.9	36.2
Product inventories	(129.2)	(10.8)
Payables and accrued expenses	(22.5)	(117.8)
Net cash provided by operating activities	104.0	685.9
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(233.2)	(742.2)
Other investing activities	25.3	7.8
Net cash used by investing activities	(207.9)	(734.4)
FINANCING ACTIVITIES
Net proceeds from issuance of Series A, Mandatory Convertible Preferred Stock, Class A	—	709.4
Net proceeds from issuance of common shares	—	285.3
Repayment of term loan	—	(847.1)
Borrowings under credit facilities	918.5	567.0
Repayment under credit facilities	(705.1)	(512.0)
Common stock dividends	(69.5)	(68.8)
Preferred stock dividends	(38.4)	(23.0)
Other financing activities	(88.1)	51.2
Net cash provided by financing activities	17.4	162.0
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(5.0)	(9.9)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(91.5)	103.6
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	335.5	195.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$244.0	$298.8

1 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on both a consolidated basis and on a segment basis, which are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these measures on a segment basis is provided on page 2 of the news release. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)		(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Income (Loss)	$(6,887.2)	$113.9	$(6,943.4)	$376.0
Less:
Interest expense, net	(47.4)	(44.7)	(134.9)	(134.5)
Income tax benefit (expense)	921.4	(65.7)	1,012.3	(69.0)
Depreciation, depletion and amortization	(144.0)	(153.1)	(430.4)	(438.0)
EBITDA	$(7,617.2)	$377.4	$(7,390.4)	$1,017.5
Less:
Impairment of goodwill and other long-lived assets	$(7,769.1)	$—	$(7,773.1)	$—
Wabush related costs	(64.0)	(13.0)	(122.3)	(2.3)
Wabush sales margin	(20.0)	(1.3)	(47.5)	(44.2)
Foreign exchange remeasurement	26.4	(14.1)	8.4	36.5
Proxy contest and change in control costs in SG&A	(21.9)	—	(26.2)	—
Litigation judgment	—	(9.6)	—	(9.6)
Severance in SG&A	(1.9)	(8.1)	(12.6)	(8.1)
Adjusted EBITDA	$233.3	$423.5	$582.9	$1,045.2

2 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ADJUSTED EARNINGS
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented Adjusted Net Income attributable to Cliffs' shareholders, which is a non-GAAP financial measure that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Income (Loss) from Continuing Operations Attributable to Cliffs Shareholders	$(5,879.6)	$115.2	$(5,939.0)	$368.2
Income from Discontinued Operations, net of tax	—	2.0	—	2.0
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(5,879.6)	$117.2	$(5,939.0)	$370.2
PREFERRED STOCK DIVIDENDS	(12.8)	(12.9)	(38.4)	(35.9)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(5,892.4)	$104.3	$(5,977.4)	$334.3
Less:
Impairment of goodwill and other long-lived assets	(7,769.1)	—	(7,773.1)	—
Impairment of other long-lived assets attributable to the noncontrolling interest	997.4	—	997.4	—
Wabush related costs	(64.0)	(13.0)	(122.3)	(2.3)
Wabush sales margin	(20.0)	(1.3)	(47.5)	(44.2)
Foreign exchange remeasurement	26.4	(14.1)	8.4	36.5
Proxy contest and change in control costs in SG&A	(21.9)	—	(26.2)	—
Litigation judgment	—	(9.6)	—	(9.6)
Severance in SG&A	(1.9)	(8.1)	(12.6)	(8.1)
Tax effect of adjustments	1,072.4	6.0	1,079.2	17.3
Income tax valuation allowances	(144.4)	—	(144.4)	—
NET INCOME ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS - ADJUSTED	$32.7	$144.4	$63.7	$344.7
Weighted Average Number of Shares:
Basic	153.1	153.0	153.1	151.3
Depositary Shares	—	25.2	—	21.1
Employee Stock Plans	—	0.2	—	0.2
Diluted	153.1	178.4	153.1	172.6
Earnings per Common Share Attributable to Cliffs Common Shareholders - Basic:
Continuing operations	$0.21	$0.93	$0.42	$2.27
Discontinued operations	—	0.01	—	0.01
	$0.21	$0.94	$0.42	$2.28
Earnings per Common Share Attributable to Cliffs Common Shareholders - Diluted:
Continuing operations	$0.21	$0.87	$0.42	$2.19
Discontinued operations	—	0.01	—	0.01
	$0.21	$0.88	$0.42	$2.20

3 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
Cash production cost, non-production cash cost, and cash cost per ton are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

- Cash production cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization; as well as period costs, costs of services and inventory effects per ton.

- Non-production cash cost per ton is defined as the sum of period costs (including royalties), costs of services, and inventory effects per ton.

- Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.